Exhibit 2.1

PURCHASE AND SALE AGREEMENT

AMBROSE ENERGY I, LTD.

AS SELLER

AND

CALLON PETROLEUM OPERATING COMPANY

AS BUYER

i

ii

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 9th day of September, 2009, by and between Ambrose Energy I, Ltd., a  Texas limited partnership, ("Seller") and Callon Petroleum Operating Company, a Delaware corporation, (“Buyer”).  Buyer and Seller are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as hereinafter defined), all upon the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each party, Seller and Buyer hereby agree as follows:

ARTICLE I
Assets

Section 1.01           Agreement to Sell and Purchase.  Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell and Buyer agrees to purchase the Assets from Seller.

Section 1.02           Assets.  Subject to Section 1.03, the term “Assets” shall mean all of Seller’s right, title and interest in and to the following:

(a)           the oil, gas, and mineral leases described in Exhibit A attached hereto (collectively, the “Leases”), and any other oil, gas, and mineral leasehold interests, overriding royalty interest, non-working or carried interests, operating rights, record title and other similar interests in the Leases (collectively, the “Subject Interests” or, singularly, a “Subject Interest”), together with:

(i)	all rights with respect to any pooled, communitized or unitized interest by virtue of any Subject Interest being a part thereof, and

(ii)
all oil, gas, other liquid or gaseous hydrocarbons or combination thereof attributable to the Subject Interests after the Effective Time, and from any such pool or unit and allocated to any such Subject Interest (“Hydrocarbons”);

(b)           to the extent assignable or transferable, all easements, rights-of-way, servitudes, surface leases, surface use agreements and other rights or agreements related to the use of the surface and subsurface, in each case to the extent used or held for use in connection with the operation of the Subject Interests, including but not limited to any recorded agreements described in Exhibit B hereto (collectively, the “Surface Agreements”);

(c)           to the extent assignable or transferable, all permits, licenses, franchises, consents, approvals, and other similar rights and privileges (the “Permits”), in each case to the extent used or held for use in connection with the operation of the Subject Interests;

(d)           to the extent assignable or transferable, all real and personal property, and fixtures including without limitation, structures, wellhead equipment, pumps, pumping units, flowlines, gathering systems, pipe, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities and other materials, supplies, and facilities, equipment, machinery, fixtures, spare parts, inventory and other personal property used or held for use in connection with the operation of the Subject Interests or in connection with the production, treatment, compression, gathering, transportation, sale or disposal of oil, gas or other hydrocarbons produced from or attributable to the Subject Interests (collectively the “Facilities”); and any water, byproducts or waste produced therefrom or therewith or otherwise attributable thereto, including all wells drilled on lands covered by the Leases or lands pooled or unitized therewith (whether producing, shut in or abandoned, and whether for production, produced water injection or disposal, or otherwise), limited to those described in Exhibit C attached hereto (collectively, the “Wells”),

(e)           to the extent assignable or transferable, all contracts, agreements, equipment leases, production sales and marketing contracts, farmout and farmin agreements, operating agreements, service agreements, unit agreements, gas gathering and transportation agreements, equipment leases and rental contracts, service agreements, supply agreements and other contracts, agreements, and arrangements and other contracts, agreements and arrangements that used or held for use in connection the Subject Interests, including but not limited to those described in Exhibit D attached hereto (collectively, the “Contracts”); and

(f)            to the extent assignable or transferable, originals (or copies to the extent that Seller does not possess originals) of all books, correspondence, information, records, files, maps, databases and geological and geophysical data, in the possession of Seller relating to the Subject Interests and/or the Wells, or the maintenance or operations thereof, including, but not limited to, all title opinions, maps, drilling reports, all electronic files, data, programs and software, logs, seismic, and geophysical data, analyses and information, and all other records and data relating to the land, title, geological, engineering, accounting and operational matters, regardless of the form of media on which it is stored, that, in each case, relate to the Subject Interests and/or the Wells, which are in the possession or control of Seller (the “Records”).

Section 1.03          Excluded Assets.  Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved, and excluded from the sale, transfer, and assignment contemplated hereby the following (collectively, the “Excluded Assets”): (a) all trade credits and all accounts, accounts receivable, checks, funds, promissory notes, instruments and general intangibles (as such terms are defined in the Texas Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time; (b) all claims and causes of action of Seller (i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time, (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), or (iii) with respect to any of the other Excluded Assets; (c) all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time; (d) all Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods prior to the Effective Time, together with all proceeds from the sale of such Hydrocarbons; (e) all claims of Seller for refunds of or loss carry forwards with respect to (i) ad valorem, severance, production or any other taxes attributable to any period prior to the Effective Time, (ii) income, margin or franchise taxes, or (iii) any taxes attributable to the other Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any gas gathering or transportation agreement; (f) all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time; (g) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time, or (ii) any other Excluded Assets; (h) all vehicles, trailers, rolling stock, personal computers and associated peripherals and all radio, telephone and other communication equipment; (i) all of Seller’s proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (j) all of Seller’s rights and interests in geological and geophysical data that cannot be transferred without the consent of, or payment to, any third party; (k) all documents and instruments of Seller that may be protected by an attorney-client privilege; (l) data and other information that cannot be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under agreements with persons unaffiliated with Seller; (m) all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time; (n) all corporate, partnership, income tax and financial records of Seller; and (o) all (i) agreements and correspondence between Seller and any advisor of Seller (the “Advisor”) relating to the transactions contemplated in this Agreement, (ii) lists of prospective purchasers for such transactions compiled by either Seller or the Advisor, (iii) bids submitted by other prospective purchasers of the Assets, (iv) analyses by Seller or the Advisor of any bids submitted by any prospective purchaser, (v) correspondence between or among Seller or the Advisor, or either of their respective representatives, and any prospective purchaser other than Buyer, and (vi) correspondence between Seller or the Advisor or any of their respective representatives with respect to any of the bids, the prospective purchasers, the engagement or activities of the Advisor, or the transactions contemplated in this Agreement.

ARTICLE II
Purchase Price

Section 2.01          Purchase Price.  The total consideration for the purchase, sale, and conveyance of the Assets to Buyer is Buyer’s payment to Seller of the sum of Sixteen Million, Two Hundred Fifty Thousand and No/100 ($16,250,000.00) Dollars (the “Purchase Price”), as adjusted in accordance with the provisions of this Agreement; and the assumption of the Assumed Obligations.

Section 2.02          Allocated Value(s).  The Purchase Price is allocated among the Assets by Buyer, as set forth in Exhibit E attached hereto (the “Allocated Value(s)”).  Seller and Buyer agree that the Allocated Value(s) shall be used to compute any adjustments to the Purchase Price pursuant to the provisions of Article IV.  Any subsequent adjustments to the Purchase Price hereunder shall be reflected in the allocation hereunder consistent with Treasury Regulation § 1.1060-IT(f).  For tax purposes, the Parties agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including the allocations set forth above as of the Closing Date, and that neither Party will take any position inconsistent therewith, including in any tax return, in any refund claim, in any litigation or arbitration or otherwise.

Section 2.03          Earnest Money Deposit.  Concurrently with the execution of this Agreement by Buyer and Seller, Buyer shall deposit with Seller, by wire transfer of immediately available funds to an account designated by Seller, the sum of One Million and No/100 ($1,000,000.00) Dollars as an earnest money deposit (the “Earnest Money Deposit”) to assure Buyer’s performance of its obligations under this Agreement.  If Closing occurs, the Earnest Money Deposit, together with interest earned thereon, will be applied to reduce the Purchase Price.  If Closing fails to occur, the Earnest Money Deposit shall be handled in accordance with Section 16.02 hereof.

Section 2.04          1031 Exchange.  Seller, in lieu of the sale of the Assets to Buyer for the cash consideration provided herein, shall have the right at any time prior to Closing to assign subject to Buyer's approval, which approval shall not be unreasonably withheld, all or a portion of its rights under this Agreement to a qualified intermediary, in order to accomplish the transaction in a manner that will comply, either in whole or in part with the requirements of a like-kind exchange pursuant to §1031 of the Internal Revenue Code of 1986, as amended.  In the event Seller does assign its rights under this Agreement pursuant to this Article 2.04, Seller agrees to notify Buyer in writing of such assignment not less than seven (7) days before Closing.  If Seller assigns its rights under this Agreement, Buyer agrees to (i) consent to Seller's assignment of its rights in this Agreement, and (ii) deposit at Closing with the qualified escrow or qualified trust account the Purchase Price, as adjusted pursuant to this Agreement, i.e. subject to the Purchase Price Adjustments on the Pre-Closing Statement, in immediately available funds pursuant to wire transfer instructions to be provided by Seller to Buyer, before the Closing Date.  Seller indemnifies Buyer for any cost, claim or liability arising from any assignment by Seller pursuant to the provisions of this Section.

ARTICLE III
Effective Time

If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, but effective for all purposes as of 7:00 a.m. local time at the location of the Assets on September 1, 2009 (the “Effective Time”), pursuant to an assignment in the form of the Assignment, Bill of Sale, and Conveyance attached hereto as Exhibit F (the “Assignment”), containing a special warranty of title from Seller to Buyer as to the Leases and Wells being conveyed thereby in the form stated therein, subject to Permitted Encumbrances and the terms of this Agreement.  If Closing occurs, Buyer shall be entitled to be paid, or credited for, any and all revenues or other amounts realized from or accruing to the purchased Assets subsequent to the Effective Time and shall be responsible for all expenses for the development and operation of the purchased Assets subsequent to the Effective Time.  Seller shall be entitled to retain any and all revenues and other amounts realized from and accruing to the Assets prior to the Effective Time, and, subject to the terms of this Agreement, shall be responsible for all expenses for the development and operation of the Assets incurred prior to the Effective Time.

ARTICLE IV
Title and Environmental Matters

Section 4.01           Examination Period.  For a period of forty-five (45) days after the execution of this Agreement until 5:00 p.m., local time in Midland, Texas (the “Examination Period”), at Buyer’s sole cost and risk, Seller

(a)           shall permit Buyer and/or its representatives to examine, at reasonable times during normal business days and hours and in Seller’s offices, all abstracts of title, title opinions, title files, ownership maps, lease, well and division order files, assignments, operating and accounting records and all Surface Agreements, Permits, Contracts, and other agreements pertaining to the Assets insofar as same may now be in existence and in the possession or control of Seller, subject to such restrictions upon disclosure as may exist under confidentiality or other agreements binding upon Seller or such data; and

(b)           shall provide access to the Assets to Buyer and/or its representatives in order for Buyer to (i) conduct a Phase I environmental site assessment, as that term is defined by the Association of Standards, Tests and Measurements and (ii) assess them.  When Seller is not the operator of the Assets, it shall use its best efforts to obtain access for Buyer and/or its representatives to such facility(ies) for the above stated purposes.  Except as otherwise required by law, such Phase I environmental site assessment, and all reports, drafts, data, and analyses relating thereto shall remain strictly confidential and Buyer shall not disclose the same to any third party without the prior written consent of Seller which shall not be unreasonably withheld.

Section 4.02	Title Matters.

(a)           Definition of Defensible Title.  As used in this Agreement, the term “Defensible Title” shall mean, subject to Permitted Encumbrances.

(i)
That title of Seller evidencing its ownership of the Assets which is filed and deducible of record (to the extent constituting real property), including the federal and state records for federal and state leases (as applicable), and is free from doubt such that a prudent person engaged in the business of ownership, development, and operation of producing oil and gas properties, with knowledge of all of the facts and their legal effect, would be willing to accept the same;

(ii)
With respect to each Well or Well location shown on Exhibit C, title thereto which entitles Seller to receive not less than the percentage set forth in Exhibit C as Seller’s Net Revenue Interest of all Hydrocarbons produced, saved, and marketed from such Well or Well location as to the currently producing interval in each such Well and as to the interval or zone identified on Exhibit C with respect to each such non-producing Well  or Well location, all without reduction, suspension or termination of such interest throughout the productive life of such Well or Well location, except as specifically set forth in such Exhibit C;

(iii)
With respect to each Well or Well location shown on Exhibit C, obligates Seller to bear not greater than the percentage set forth in Exhibit C as Seller’s Working Interest of the cost and expenses relating the maintenance, development, and operation of such Well or Well location as to the currently producing interval in each such Well and as to the interval or zone identified in Exhibit C with respect to each non-producing Well or Well location, all without increase throughout the productive life of such Well or Well location, except as specifically set forth in Exhibit C, and except to the extent such increase is accompanied by a proportionate increase in the Net Revenue Interest; and

(iv)
Entitles Seller to hold title to the interest in the Subject Interests, Leases, and Wells set forth in Exhibit C free and clear of all liens and encumbrances, obligations or defects (except for Permitted Encumbrances, as defined in this Section 4.02(h), below).

(b)           Definition of Title Defect.  As used in this Agreement, the term “Title Defect” shall mean any defect which alone, or in conjunction with other defects, causes Seller not to have Defensible Title to the Subject Interest, Lease, or Well.

(c)           Title Adjustment.  There shall not exist at Closing hereunder any uncured Title Defects asserted by Buyer except where:

(i)	adjustments therefor will be made to the Purchase Price payable hereunder in accordance with the provisions of this Agreement;

(ii)	the existence of such Title Defects or the Defect Value of such Title Defects is to be determined by arbitration in accordance with the provisions of this Agreement; or

(iii)	Buyer has elected to waive any such Title Defects.

(d)           "Defect Value" shall be determined based upon the criteria set forth below:

(i)
If the Title Defect is a lien upon any such Subject Interest, Lease or Well, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Subject Interest, Lease or Well.

(ii)
If the Title Defect asserted is that the Net Revenue Interest (as that term is defined in Section 4.02(f), below) attributable to any Lease or Well is less than that stated in Exhibit C, then the Title Defect Value is the product of the Allocated Value (as that term is defined in Section 4.02(e) below) attributed to such Lease or Well, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest applicable thereto set forth in Exhibit C and the actual Net Revenue Interest, as determined by Buyer, and the denominator of which is the applicable Net Revenue Interest stated in Exhibit C.

(iii)
If the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Lease or Well [including any increase in Working Interest (as that term is defined in Section 4.02(g), below) for which there is not a proportionate increase in Net Revenue Interest] for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be mutually determined by Buyer and Seller by taking into account the Allocated Value of the affected Lease or Well, the portion of the Lease or Well affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the remaining life of the affected Lease or Well, and the respective Title Defect Values placed upon this Title Defect by Buyer and Seller.

(iv)
If a Title Defect is not in effect, or does not adversely affect a Lease or Well throughout the entire productive life of such Lease or Well, such fact shall be taken into account in determining the Title Defect Value.

(v)	The Title Defect Value of each Title Defect shall be determined without duplication of any costs or losses included in the Title Defect Value of any other Title Defect hereunder.

(vi)	Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Lease(s), Well(s), or other Assets affected thereby; and

(vii)	Such other factors as are reasonably necessary to make a proper evaluation.

(e)           “Allocated Value” attributed to each Lease or Well shall be that which is set forth on Exhibit E attached to this Agreement.

(f)           “Net Revenue Interest” shall mean Seller’s interest in and to all production of Hydrocarbons saved, produced and sold or which can be produced and sold from any Well or Lease after giving effect to all valid lessor’s royalties, overriding royalties, production payments, carried interest, liens, and other encumbrances or charges against production therefrom.

(g)           “Working Interest” shall mean with respect to the Leases and the Wells, Seller’s interest in and to the full and entire leasehold estate created under and by virtue of the Leases and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid lessor’s royalty, overriding royalties, production payments, carried interest, liens, or other encumbrances or charges against production therefrom insofar as such interest in said leasehold estate is burdened with the obligation to bear and pay costs of operations.

(h)           “Permitted Encumbrances” shall mean:

(i)
any (x) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (y) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens or charges for liquidated amounts arising in the ordinary course of business:  (A)  that Seller has agreed to retain or pay pursuant to the terms hereof, or (B) for which Seller is responsible for paying or releasing at the Closing.

(ii)
any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which Seller has agreed to pay pursuant to the terms hereof or which have been prorated pursuant to the terms hereof.

(iii)
the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including any liens or security interests created by law or reserved in oil and gas leases or royalty, bonus or rental, or created to secure compliance with the terms of) the Leases, Contracts or Surface Agreements; provided, that, such matters do not operate to (x) reduce the Net Revenue Interest of Seller in any Lease or Well as reflected in Exhibit C hereto or (y) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Seller with respect to any Lease or Well as reflected in Exhibit C hereto, unless there is a proportionate increase in Seller’s applicable Net Revenue Interest;

(iv)
any (x) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (y) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways, and other similar rights-of-way on, over or in respect of property owned or leased by Seller, or over which Seller owns rights-of-way, easements, permits or licenses, in either case which do not materially interfere with operation of the Assets affected or the value thereof;

(v)
all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, whether recorded or unrecorded, that do not operate to reduce the Net Revenue Interests of Seller set forth on Exhibit C, or increase the Working Interests of Seller set forth on Exhibit C without a corresponding increase in its Net Revenue Interests;

(vi)
all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale, transfer or conveyance of the Assets that are customarily obtained subsequent to such sale or conveyance;

(vii)	rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules, orders and regulations of any such Governmental Authority;

(viii)	conventional rights of reassignment arising upon decision to surrender or abandon an interest;

(ix)	any Title Defects Buyer may have expressly waived;

(x)	preferential rights to purchase or similar agreements, subject to Section 4.06;

(xi)
required third party consents to assignment or similar agreements with respect to which (a) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby or (b) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights, or (c) there is no express provision providing that an assignment in violation thereof (A) triggers the payment of material specified liquidated damages, or (B) causes a termination of the Lease or other Assets to be assigned;

(xii)	liens and security interests which are released at Closing pursuant to Section 10.07;

(xiii)
that certain net profits overriding royalty interest conveyed by Ambrose Energy I, Ltd. to TCW Energy Funds X Holdings, L.P. pursuant to that certain Conveyance of Net Profits Overriding Royalty Interest dated as of February 16, 2006, as amended by First Supplement dated effective as of July 1, 2006, by Second Supplement dated effective as of November 1, 2007, and by Third Supplement dated March 31, 2009 (the “TCW Net Profits Interest”), which is to be reassigned by TCW Energy Funds X and XIV Holdings, L.P. to Ambrose Energy I, Ltd. at or before Closing pursuant to Section 10.07; and

(xiv)
all other defects and irregularities affecting the Assets which individually or in the aggregate do not operate to (a) reduce the Net Revenue Interest of Seller, (b) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of Seller, or (c) otherwise interfere materially with the operation, value or use of the Assets.

(i)            “Governmental Authority” shall mean, as to any given Asset, the United States and the state, county, parish, city and political subdivisions in which such Asset is located and that exercises jurisdiction over such Asset, and any agency, department, board or instrumentality thereof that exercises jurisdiction over such Asset.

Section 4.03           Title Review.  At its sole cost and expense, Buyer shall commence and diligently pursue such examination of title to the Assets as Buyer desires and may continue such examination through the Closing Date, as defined in Section 10.01 below.

Section 4.04           Determination of Title Defects and the Defect Values.  Buyer shall notify Seller in writing of any claimed Title Defect on or before ten (10) business days prior to Closing at 5:00 p.m., local time in Midland, Texas (the “Title Defects Notice”).  The Title Defects Notice shall:

(i)	set forth in reasonable detail the Leases or Wells with respect to which a claimed Title Defect is made,

(ii)	the nature of such claimed Title Defect, and

(iii)	Buyer’s proposed calculation of the value of each claimed Title Defect (the “Defect Value Adjustment”).

Any Title Defect that is not timely identified in the Title Defect Notice shall thereafter be forever waived and expressly assumed by Buyer, except to the extent any such unasserted Title Defect constitutes a breach of Seller’s special warranty of title contained in the form of Assignment attached hereto as Exhibit F.  Closing shall occur notwithstanding the Title Defects identified by Buyer, subject to Section 10.03.

Within five (5) business days after Seller’s receipt of the Title Defects Notice, Seller shall give written counter-notice (“Seller’s Notice”) to Buyer that:

(i)	it intends to correct or cure any or all of the asserted Title Defects,

(ii)	it agrees with such Title Defect and rather than correcting the Title Defect agrees to the Defect Value Adjustment,

(iii)	it agrees that the asserted Title Defect exists but does not agree to the amount of the Defect Value Adjustment, or

(iv)	it disagrees that the asserted Title Defect exists.

If Seller’s Notice expresses the intent to cure any of the Title Defects, it shall have until Closing (the “Cure Period”) to correct such asserted Title Defect at its own expense.  If the Title Defect has not been cured within the Cure Period, the amount of the Defect Value Adjustment shall be credited by Buyer as part of the Purchase Price Adjustment, pursuant to Section 10.03, below, and the Title Defect shall be assumed by Buyer.

If Seller’s Notice states that the Seller disagrees that there is a Title Defect and/or if the Defect Value Adjustment cannot be agreed upon, then the existence of the Title Defect and/or Defect Value Adjustment, if any, will be determined by arbitration pursuant to Article XV hereof.

The failure of Seller to deliver Seller’s Notice within the time prescribed shall be deemed to be:

(i)	an acquiescence to the existence of such Title Defect,

(ii)	an agreement to the amount of the Defect Value Adjustment, and

(iii)	an agreement that the Purchase Price shall be adjusted by the Defect Value Adjustment, pursuant to Section 10.03, below.

If the existence of a Title Defect or the amount of the Defect Value Adjustment is to be determined by arbitration pursuant to Article XV hereof, the Purchase Price, shall be reduced by the amount of the Defect Value Adjustment Buyer proposed for that Title Defect on the Closing Date and that amount shall be paid into a mutually agreeable interest bearing trust account with the proceeds and interest attributable thereto being promptly dispersed pursuant to the final arbitration award.

Section 4.05          Suspense Funds Held by Seller.  Seller agrees to convey to Buyer and Buyer agrees to receive all third party suspense funds held by Seller, if any, as of the Closing Date, for the benefit of royalty, overriding royalty and working interest owners attributable to the Leases or Wells, except and excluding minimum suspense funds and suspense accounts with a negative balance, the amount of such funds to be adjusted with respect to the suspense funds received and disbursed by Seller.  Buyer will defend, indemnify and hold Seller harmless from and against any future liability associated with such funds.  Seller will defend, indemnify and hold Buyer harmless from and against any liability associated with such funds arising prior to the Closing Date.

Section 4.06          Preferential Rights to Purchase and Consents.  Seller shall use its reasonable efforts, but without any obligation to incur any cost or expense in connection therewith (other than de minimis amounts), to comply with all preferential right to purchase provisions relative to any Asset prior to the Closing. Prior to the Closing, Seller shall notify Buyer of the existence of any preferential purchase rights, if any preferential purchase rights are exercised or if the requisite period has elapsed without said rights having been exercised. If a third party who has been offered an interest in any Asset pursuant to a preferential right to purchase elects prior to the Closing to purchase all or part of such Asset pursuant to the aforesaid offer, the interest or part thereof so affected will be eliminated from the Assets and the Purchase Price shall be reduced by the Allocated Value of such Asset. Closing shall not occur until all preferential rights have either been waived, exercised or the time for exercising has passed.

Seller shall use all reasonable efforts to obtain all necessary consents from third parties to assign the Assets prior to Closing (other than governmental approvals that are customarily obtained after Closing) and Buyer shall assist Seller with such efforts.  To the extent such consents are not obtained prior to Closing and, pursuant to an express provision of the document providing for such consent, would give rise to a claim for material specified liquidated damages or cause a termination of the Lease or other Asset to be assigned as a result of the failure to obtain such consent, then such failure shall constitute a Title Defect as to that portion of the Assets affected thereby.  In all other cases, such unobtained consent shall not constitute Title Defects.

Section 4.07	Environmental Matters.

(a)           Adverse Environmental Condition.  “Adverse Environmental Condition” means any contamination or condition exceeding currently allowed regulatory limits and not otherwise authorized by permit or law, resulting from any discharge, release, disposal, production, storage, treatment, or any other activities on, in or from any Lease or Well, or the migration or transportation from other lands to any Lease or Well, prior to the Effective Time, of any wastes, pollutants, contaminants, Hazardous Substances or other materials or substances subject to any state or federal law or regulation relating to the protection of the environment, including, but not limited to, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Substance Control Act, the Hazardous Waste and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act, and the Oil Pollution Act of 1990, as well as any state and local regulation or law governing the same, similar or related matters (“Environmental Laws”).

(b)           Environmental Assessment.  At its sole cost and expense, Buyer may commence and diligently pursue a Phase I environmental site assessment of the Assets as Buyer desires and may continue such examination through the Closing Date.  Seller shall fully cooperate with Buyer and Buyer’s representatives in regard to this assessment by providing on a timely basis all information reasonably requested and access to the Assets, together with complete copies of any and all previous Phase I or Phase II environmental site assessment reports on the Assets, if any, which Seller has in its possession or control.  Buyer shall consult with Seller before conducting any work comprising Buyer’s environmental site assessment of the Assets, shall perform all such work in a safe and workmanlike manner so as not to unreasonably interfere with Seller’s operations, and will comply with all applicable laws, rules and regulations.  Seller shall have the right to have a representative or representatives accompany Buyer and Buyer’s environmental consultant at all times during Buyer’s environmental site assessment of the Assets.  Buyer shall give Seller notice not more than five (5) days and not less than forty-eight (48) hours before any visits by Buyer or its environmental consultant to the Assets.  With respect to any samples taken in connection with Buyer’s environmental site assessment of the Assets, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller.  BUYER HEREBY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS EACH  SELLER AND ITS RESPECTIVE PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES, HEIRS, SUCCESSORS AND ASSIGNS, FROM AND AGAINST ALL CLAIMS, LOSSES, DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION AND JUDGMENTS OF ANY KIND OR CHARACTER (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) ARISING OUT OF OR RELATING TO BUYER’S ENVIRONMENTAL SITE ASSESSMENT OF THE ASSETS.

Unless otherwise required by applicable law, Buyer shall (and shall cause Buyer’s environmental consultant to) treat confidentially any matters revealed by Buyer’s environmental review of the Assets and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not (and shall cause Buyer’s environmental consultant to not) disclose any Environmental Information to any Governmental Authority or other third party without the prior written consent of Seller.  Unless otherwise required by law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement.  If Buyer, Buyer’s environmental consultant, or any third party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances.  If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller.  Buyer shall provide copies of the Environmental Information to Seller without charge whether or not Closing occurs.

(c)           Notice of Adverse Environmental Condition.  Buyer shall notify Seller in writing of any claimed Adverse Environmental Condition ("Environmental Defect") on or before ten (10) business days prior to Closing at 5:00 p.m., local time in Midland, Texas (“Environmental Defects Notice”).  The Environmental Defects Notice shall set forth:

(i)	the Well and/or Lease with respect to which a claimed Adverse Environmental Condition is made in reasonable detail,

(ii)
the nature of such claimed Adverse Environmental Condition in specific detail, including, without limitation (A) the written conclusion of Buyer’s environmental consultant that an Adverse Environmental Condition exists (substantiated by factual data), and (B) the separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation,

(iii)	the procedures recommended to correct the Adverse Environmental Condition, together with any related recommendations from Buyer’s environmental consultant, and

(iv)	Buyer’s proposed calculation of the cost to remediate each claimed Adverse Environmental Condition (“Remediation Value Adjustment”).

(d)           Determination of Adverse Environmental Conditions and Remediation Values.  Within five (5) business days after Seller’s receipt of the Environmental Defects Notice, Seller shall give written counter notice (“Seller’s Environmental Notice”) to Buyer that:

(i)	it intends to correct the asserted Environmental Defect,

(ii)
it agrees with the Adverse Environmental Condition and rather than correcting the Adverse Environmental Condition, agrees to the Remediation Value Adjustment as an adjustment to the Purchase Price, payable under this Agreement, or

(iii)	it agrees with the Adverse Environmental Condition, but does not agree to the amount of the Remediation Value Adjustment, or

(iv)	it disagrees that the asserted Adverse Environmental Condition for that Lease or Well exists, or

(v)	it agrees with the asserted Adverse Environmental Condition for that Lease or Well, but elects to exclude the property from the sale and reduce the Purchase Price by the full Allocated Value thereof.

(1)
If Seller’s Environmental Notice expresses the intent to cure the Environmental Defect, it shall have until Closing (the “Cure Period”) to correct such asserted Environmental Defect at its own expense.  If the Environmental Defect has not been cured within the Cure Period, the amount of the Remediation Value Adjustment shall be credited to Buyer at Closing as a part of the Purchase Price Adjustment to be made pursuant to Section 10.03 hereof and the Environmental Defect shall be assumed by Buyer at Closing.

(2)
If Seller’s Environmental Notice states that the Seller disagrees that there is an Environmental Defect and/or Remediation Value Adjustment cannot be agreed upon, then the existence of the Environmental Defect and/or Remediation Value Adjustment, if any, will be determined by arbitration pursuant to Article XV hereof.

(3)	The failure of Seller to deliver Seller’s Environmental Notice within the time prescribed shall be deemed to be:

(i)	an acquiescence to the existence of such Environmental Defect,

(ii)	an agreement to the amount of the Remediation Value Adjustment, and

(iii)	an agreement that the Purchase Price, under this Agreement, shall be adjusted by the Remediation Value Adjustment pursuant to Section 10.03 hereof.

(4)
If the existence of an Environmental Defect or the amount of Remediation Value Adjustment is to be determined by arbitration pursuant to Article XV hereof, the Purchase Price to be paid by Buyer to Seller, under this Agreement, shall be reduced on the Closing Date by the amount of the Remediation Value Adjustment that Buyer has proposed be made and that amount shall be paid into a mutually agreeable interest bearing trust account, with the proceeds and interest attributable thereto being promptly dispersed pursuant to the final arbitration award.

(e)           Exclusive Remedy.  Subject to Section 16.01(a), this Section 4.07 shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect.

Section 4.08           Limitation of Remedies for Title and Environmental Defects.

 Notwithstanding anything to the contrary contained in Article IV hereof, (a) if the Defect Value of a given Title Defect or the Remediation Value Adjustment of a given Environmental Defect does not exceed $25,000, as determined pursuant to Article IV or Article XV hereof, then no adjustment to the Purchase Price shall be made for such Title Defect or Environmental Defect and no such Title Defect or Environmental Defect shall be counted toward the Aggregate Deductible, (b) if the aggregate net adjustment to the Purchase Price determined in accordance with this Agreement for all Title Defects and Environmental Defects does not exceed 2% of the Purchase Price (the “Aggregate Deductible”), then no adjustment to the Purchase Price shall be made therefor, and (c) if the aggregate net adjustment to the Purchase Price determined in accordance with this Agreement for all Title Defects and Environmental Defects does exceed the Aggregate Deductible, then the Purchase Price shall only be adjusted by the amount of such excess.  If Seller elects to retain any Assets related to an Environment Defect under Section 4.07, the Environmental Defect Value with respect to all such Environmental Defects shall not be counted towards the Aggregate Deductible.

ARTICLE V
Representations and Warranties of Seller

Section 5.01           Representations and Warranties. Seller represents and warrants to Buyer that:

(a)           Existence.  Seller is duly formed and validly existing and in good standing under the laws of its state of formation.  Seller has full legal power, right, and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

(b)           Legal Power.  Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(i)	any provision of the entity documents of Seller or other governing documents,

(ii)
except for any provisions customarily contained in oil and gas agreements relating to maintenance of uniformity of interest provisions, preferential purchase rights and consents to assignment, any material agreement or instrument to which Seller is a party or by which Seller or its assets are bound, or

(iii)	any judgment, order, ruling or decree applicable to Seller as a party in interest or any law, rule or regulation applicable to Seller.

(c)           Execution.  The execution, delivery, and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite action on the part of Seller.  This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting the rights of creditors generally, and by equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances

(d)           Brokers.  No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

(e)           Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the best of Seller’s knowledge threatened against Seller.

(f)            Suits and Claims.  There is no claim, investigation, suit or proceedings by any person or entity or by any Governmental Authority pending against Seller in any legal, administrative or arbitration proceeding or, to Seller’s knowledge, threatened against Seller that will materially affect Seller’s ability to consummate the transactions contemplated herein or materially affect Seller’s title to, ownership or operation of, or the value of its interest in the Assets.

(g)           Taxes.  Seller has paid all ad valorem, property, production, severance, excise, and similar taxes and assessments based on or measured by the ownership of Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable.

(h)           Leases and Contracts.  All material Leases and Contracts are in full force and effect and Seller is not in default with respect to any of its material obligations thereunder.

(i)            Governmental Approvals.  Except as shown on Schedule 5.01(i), Seller has obtained all material consents, approvals, certificates, licenses, permits, and other authorizations of Governmental Authorities required for Seller to own, develop, operate, and maintain the Assets in the manner currently owned, developed, operated and maintained and the Assets have been developed, operated, and maintained in material compliance with all such consents, approvals, certificates, licenses, permits, and other authorizations.

(j)            Royalties.  All royalties, rentals, and other payments due under the Leases have been paid in all material respects or the operator has properly created suspense accounts therefor.

(k)           Compliance.  All Wells have been, in all material respects, drilled, completed, and operated in compliance with the Leases, the Contracts and all applicable laws and rules, regulations, permits, judgments, orders, and decrees of any court or the federal and state regulatory authorities having jurisdiction thereof (excluding Environmental Laws which are handled exclusively in Article IV hereof).

(l)            Operations.  Except as shown on Schedule 5.01(l), there are no outstanding Authorities For Expenditures or capital commitments in excess of $25,000.00 with respect to the Assets for operations to be conducted on or after the Effective Time.

(m)          Calls on Production.  Except as provided for on Schedule 5.01(m) hereto, there are no calls on production or contracts for sale of production encumbering the Wells or Leases which provide for the delivery of Hydrocarbons at a price below the prevailing market price, or which provide for the delivery of Hydrocarbons after the Effective Time as consideration for proceeds received prior to the Effective Time.

(n)           Gas Imbalances.  There are no material gas imbalances with respect to any of the Wells or Leases.

(o)           Take or Pay.  Seller is not obligated, by virtue of a prepayment arrangement, a “take-or-pay” or other prepayment arrangement, a production payment, or any other arrangement, to deliver any volume of Hydrocarbons, or permit any other person to take any volume of Hydrocarbons produced from or attributable to the Wells or Leases at some future time without then or thereafter receiving full payment therefor.

(p)           P&A Obligations. As to wells operated by Seller, and to Seller’s knowledge as to wells operated by third parties; there exist no wells that (i) Seller is currently obligated by Applicable Law or contract to plug and abandon or (ii) have been plugged and abandoned in a manner that does not comply in all material respects with Applicable Law.

(q)           Payment of Expenses.  All expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Assets) relating to the ownership or operation of the Assets, have been, and are being, paid (timely, and before the same become delinquent) by Seller, except such expenses and Taxes as are disputed in good faith by Seller and listed on Schedule 5.01 (q) and for which an adequate accounting reserve has been established by Seller.

(r)            Production Proceeds. All proceeds of production attributable to the Assets are currently being paid directly to Seller or its authorized agents without the furnishing of indemnity, other than normal and customary warranties contained in the division orders, transfer orders or gas sale contracts, and no portion of such proceeds are being held in suspense.

(s)           Material Contracts and Records. Seller has made available for examination by Buyer the Contracts and the Records of which Seller is aware that materially affect the Assets and which are listed on Exhibit “G”

(t)            Warranty of Title. Seller holds Defensible Title to the Assets and will convey the Assets with a special warranty, by, through, and under Seller, but not otherwise; provided that Buyer shall have full substitution and subrogation in and to all covenants and warranties of Seller's predecessors in title.

Section 5.02           Seller's Representations and Warranties Exclusive.  All representations and warranties of Seller contained in this Agreement (including those in Article V) and in the Assignment and the other documents delivered in connection herewith, are exclusive, and are given in lieu of all other representations and warranties, express, implied or statutory.

ARTICLE VI
Representations and Warranties of Buyer

Section 6.01	Representations and Warranties. Buyer represents and warrants to Seller that:

(a)           Existence.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

(b)           Legal Power.  Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(i)	any provision of Buyer’s formation documents and other governing documents;

(ii)	any material agreement or instrument to which Buyer is a party or by which Buyer or its assets are bound; or

(iii)	any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

(c)           Execution.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting the rights of creditors generally, and by general equitable principles.

(d)           Brokers.  No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

(e)           Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the best of Buyer’s knowledge threatened against Buyer or any affiliate of Buyer.

(f)           Suits and Claims.  There is no suit, action, claim, investigation or inquiry by any person or entity or by any Governmental Authority and no legal, administrative or arbitration proceeding pending or, to the best of Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer that will materially affect Buyer’s ability to consummate the transactions contemplated herein.

(g)           Independent Evaluation.  Buyer acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing and operating oil and gas properties such as the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon (i) its own independent due diligence investigation of the Assets and (ii) the express representations and warranties made by Seller in this Agreement, and has been advised by and has relied solely on its own expertise and its own legal, tax, operations, environmental, reservoir engineering and other professional counsel and advisors concerning this transaction, the Assets and the value thereof.

(h)           Qualification.  As of the Closing the Buyer shall be, and thereafter shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets. Without limiting the foregoing, Buyer is, as of the Closing, and thereafter will continue to be, qualified to own any federal or state oil, gas and mineral leases that constitute part of the Assets, including meeting all bonding requirements, if any.

(i)            Securities Laws.  Buyer is acquiring the Assets for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities.  Buyer has not sought or solicited, nor is Buyer participating with, investors, partners or other third parties in order to fund the Purchase Price and to close this transaction, and all funds used by Buyer in connection with this transaction are Buyer’s own funds.

(j)            No Holding Company.  Buyer is not (a) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” or a “public utility company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (b) subject in any respect to the provisions of that Act, other than Section 9(a)(2) thereof.

(k)           No Investment Company.  Buyer is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (b) subject in any respect to the provisions of that Act.

(l)            Funds.  Buyer has arranged to have available by the Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price in immediately available funds as herein provided and otherwise to perform its obligations under this Agreement.

Section 6.02          Buyer's Representations and Warranties Exclusive.  All representations and warranties of Buyer contained in this Agreement (including those in Article VI), and the documents delivered in connection herewith, are exclusive, and are given in lieu of all other representations and warranties, express, implied or statutory.

ARTICLE VII
Operation of the Assets After the Closing

Seller does not warrant or guarantee that Buyer will become the operator of the Assets or any portion thereof after the Closing, as such matter will be controlled by the applicable joint operating agreement(s) and governmental regulations; however, Seller shall use its best efforts to support Buyer becoming operator of the Assets, except with respect to the Block 13 Prospect as more particularly described on Exhibit “A”.

ARTICLE VIII
Conditions to Obligations of Seller

Except as may be waived in writing by Seller, all of the obligations of Seller to consummate the transactions provided for herein are subject to and conditioned upon, at the option of Seller, the fulfillment by Buyer, on or prior to the Closing Date, of each of the following conditions:

Section 8.01           Representations.  The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though made on and as of such date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

Section 8.02           Performance.  Buyer shall have performed  or complied with all of its material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

Section 8.03           Pending Matters.  No suit, action, bankruptcy or other proceeding by or before any court or Governmental Authority shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment or decree that would, restrain, prohibit, invalidate, or collect damages arising out of the transactions contemplated by this Agreement or which, in the reasonable judgment of Seller, makes it inadvisable to proceed with the transactions contemplated hereby.

Section 8.04           Bonds.  Buyer shall have acquired and posted at or before Closing, any and all bonds required by any and all other applicable Governmental Authority to own and operate the Assets.

Section 8.05           Closing Deliveries.  Seller shall have received the Purchase Price referred to in Section 2.01, above, subject to the adjustments thereto provided for in Section 10.03 below in this Agreement, in the amount set forth in the Pre-Closing Statement determined pursuant to Section 10.04 of this Agreement, and all other documents and certificates, duly executed in a form reasonably acceptable to Seller, required to be delivered by Buyer in Section 10.08 below.

ARTICLE IX
Conditions to Obligations of Buyer

Except as may be waived by Buyer, all of the obligations of Buyer to consummate the transactions provided for herein are subject to and conditioned upon, at the option of Buyer, to the fulfillment by Seller, on or prior to the Closing Date, of each of the following conditions:

Section 9.01           Representations.  The representations and warranties of Seller in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though made on and as of such date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

Section 9.02           Performance.  Seller shall have performed or complied with all of its material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

Section 9.03           Pending Matters.  No suit, action, bankruptcy or other proceeding by or before any court or Governmental Authority, shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment or decree that would, restrain, prohibit, invalidate, enjoin, or collect damages arriving out of the transactions contemplated by this Agreement, or which in the reasonable judgment of Buyer, makes it inadvisable to proceed with the transactions contemplated by this Agreement.

Section 9.04           Closing Deliveries.  Buyer shall have received all documents and certificates, duly executed, in form acceptable to Buyer, which are required to be delivered at Closing by Seller pursuant to Section 10.07 below.

Section 9.05.          Preferential Rights.  All preferential rights to purchase any of the Assets shall have been exercised, waived or terminated by passage of time.

ARTICLE  X
The Closing

Section 10.01         Time and Place of the Closing. If the conditions referred to in Articles VIII and IX of this Agreement have been satisfied or waived in writing or are to occur at Closing, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of ExL Petroleum, LP, 6 Desta Drive, Suite 2800, Midland, Texas 79705 on October 30, 2009, or as such date may be extended pursuant to Section 10.02 (the “Closing Date”).

Section 10.02         Extension.  The Closing Date may be extended by mutual written agreement of the Parties.

Section 10.03         Adjustments to Purchase Price.  The Purchase Price shall be adjusted on the Closing Date in the following manner, pursuant to the procedure for doing so set forth in Section 10.04, below:

(a)           The Purchase Price shall be increased by an amount equal to the sum of the following amounts, properly documented:

(i)
the amount of all (A) prepaid ad valorem, property or similar taxes and assessments based upon or measured by the ownership of the Assets, and (B) prepaid charges, costs and expenses of any kind or nature to the extent that either of the above are attributable to the Assets for the period from and after the Effective Time;

(ii)
the amount of all expenses and expenditures, including, but not limited to operating and capital expenditures, incurred and paid by or on behalf of Seller, or incurred and paid by Seller on behalf of Buyer, in connection with the operation of the Assets which are, in accordance with generally accepted accounting principles, attributable to the period of time after the Effective Time, including, without limitation, royalties, rentals, and other charges based upon or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom and expenses incurred under applicable operating agreements, including any overhead charges allowable under the applicable accounting procedure (COPAS), and including any charges incurred by Seller as a non-operator, in lieu of being incurred by operator under rights granted Seller by the operating agreement(s) governing the Assets (including, but not limited to, the costs of providing insurance coverage which otherwise would have been charged to the joint account), or in the absence of an operating agreement, those customarily billed under such agreements, including, without limitation, drilling, testing, treating, completing, reworking, deepening, side-tracking, plugging and abandoning; costs and overhead charges and other applicable expenses; and geological and land costs incurred for the period of time after the Effective Time;

(iii)
the value of all merchantable oil, gas and natural gas liquids in storage or in the pipelines above the sales connection upstream of the sales meter, as applicable, as of the Effective Time that is credited or attributable to the Assets, such value to be the actual price received for such oil, gas or natural gas liquids upon the first sale thereof or absent a sale, then such value shall be based upon the average market price posted in the area for oil, gas or natural gas liquids of similar quality and grade in effect as of the Effective Time; and

(iv)	any other amount provided for in this Agreement or agreed upon in writing by Buyer and Seller.

(b)           At the Closing, the Purchase Price shall be decreased by an amount equal to the sum of the following amounts, properly documented:

(i)	the Earnest Money Deposit, plus interest earned thereon as set forth in Section 2.03 herein;

(ii)
an amount equal to all proceeds received by Seller for the Hydrocarbons produced and saved from the Subject Interests after the Effective Time (net of royalties, severance taxes and marketing costs, including but not limited to, transportation, compression, gathering and processing fees actually deducted or paid by Seller to third parties);

(iii)
any amounts due from Seller to any other person as of the Effective Time for Lease or Well operating expenses, unpaid cash calls, and any other amounts, of whatever kind or nature, owing by Seller as to the Assets for the period of time before the Effective Time and unpaid as of the Closing Date;

(iv)
an amount equal to all ad valorem, property, and similar taxes and assessments based upon or measured by Seller's ownership of the Assets that are unpaid on the Closing Date and attributable to periods of time before the Effective Time, which amounts shall, to the extent not actually assessed, be computed upon such taxes or assessments for the calendar year 2009;

(v)	the aggregate amount, if any, determined to be the total Defect Value Adjustments in connection with the Title Defects as provided for in Section 4.04 of this Agreement;

(vi)	the aggregate amount, if any, determined to be the total Remediation Value Adjustments in connection with the Environmental Defects, as provided for in Section 4.07 of this Agreement; and

(vii)	any other amount provided for in this Agreement or agreed upon in writing by Buyer and Seller.

(c)           The adjustments described in Sections 10.03(a) and (b) are hereinafter referred to as the “Purchase Price Adjustments.”

Section 10.04         Pre-Closing Allocations/Statement.  Provided that the Closing occurs, the Purchase Price Adjustments shall be made between Buyer and Seller pursuant to Section 10.03 on the Closing Date, in the manner provided in this Section.

On or before five (5) days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement of the estimated Purchase Price Adjustments (the “Pre-Closing Statement”), which Pre-Closing Statement shall be based upon the then most currently available data and information as provided in Section 10.03. The Pre-Closing Statement shall be accompanied by all documents supporting the estimated Purchase Price Adjustments.  The Purchase Price paid by Buyer to Seller at Closing shall be the Purchase Price, as adjusted by the estimated Purchase Price Adjustments, set forth in the Pre-Closing Statement.

Section 10.05	Post-Closing Adjustments to Purchase Price.

(a)           On or before ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer a revised Pre-Closing Statement setting forth the actual Purchase Price Adjustments (if any revisions to the Pre-Closing Statement are deemed necessary and appropriate to be made by Seller), based on the final data and information available, or if no revisions are made then Seller shall simply resubmit the Pre-Closing Statement to Buyer.  Each Party shall provide the other such data and information as may be reasonably requested to permit Buyer to prepare such adjustments as necessary to finalize the Pre-Closing Statement or to permit Buyer to perform or cause to be performed an audit of such Statement, whether or not adjusted.  The revised Pre-Closing Statement ("Final Statement") shall become final and binding upon the Parties on the fifteenth (15th) day following receipt thereof by Buyer, unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount and the nature and basis of any disagreement so asserted and provide documentation supporting that asserted position. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the dispute evidenced by the Notice of Disagreement by arbitration, or otherwise in accordance with Article XV.

(b)           If the amount of the adjusted Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid by Buyer to Seller at the Closing, then Buyer shall pay to Seller in immediately available funds, the amount by which the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing within five (5) business days after the date upon which all aspects of the Final Statement are fully resolved and determined and it has become final and binding upon the Parties, including any disputes thereof which have been arbitrated pursuant to Article XV ("Final Settlement Date").  If the amount of the adjusted Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing by Buyer to Seller, then Seller shall pay to Buyer, in immediately available funds, the amount by which the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing by Buyer to Seller pursuant to the Pre-Closing Statement, within three (3) business days after the Final Settlement Date. The term “Final Statement” shall mean (i) if the revised Statement becomes final pursuant to Section 10.05(a), such revised Statement, or (ii) upon resolution of any dispute regarding a Notice of Disagreement, the revised Statement reflecting such resolutions, which the Parties shall issue, or cause the arbitration to issue, pursuant to Article XV and Section 10.05(b), as applicable, following such resolution.

Section 10.06         Ad Valorem and Other Taxes.  All unpaid ad valorem, property and similar taxes and assessments based upon or measured by the value of the Subject Interests and attributable to the period prior to the Effective Time will be paid by the Seller and all unpaid ad valorem, property and similar taxes and assessments based upon or measured by the value of the Subject Interests and attributable to the period after the Effective Time will be paid by the Buyer.  All sales, use or other similar taxes (other than taxes on gross income, net income or gross receipts) and duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.

Section 10.07         Actions of Seller at the Closing.  At the Closing, Seller shall execute (where applicable) and deliver to Buyer the following, all of which shall in form and content reasonably satisfactory to Buyer:

(a)           the Assignment, in sufficient counterparts for filing in each filing jurisdiction, effective as of the Effective Time;

(b)           such letters in lieu of transfer or division orders as may be reasonably requested by Buyer no less than three (3) days prior to the Closing Date directing all purchasers of production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the Effective Time;

(c)           possession of all of the Assets;

(d)           a Closing Certificate executed by a principal executive officer of Seller certifying that all of Seller's representations and warranties are true and correct in all material respects as of the Closing Date and that Seller has performed in all material respects all of the covenants required of it in this Agreement as of the Closing Date;

(e)           a “non-foreign person” affidavit establishing that the transaction contemplated by this Agreement does not subject Buyer to the withholding requirements of the Foreign Investment Real Property Tax Act of 1980;

(f)            a duly executed Request for Taxpayer Identification and Certification on Form W-9 certifying Seller’s federal employer identification number;

(g)           recordable releases of all mortgage liens, security interests and financing statements, if any, covering the Assets;

(h)           recordable reassignments of the TCW Net Profits Interest to Ambrose Energy I, Ltd. reflecting that the TCW Net Profits Interests has terminated by merger insofar as it covers the Assets;

(i)            appropriate change of operator forms for those Assets operated by Seller;

(j)            Seller shall deliver to Buyer all monies held in suspense by Seller for the account of third parties in respect of the Assets;

(k)           Seller shall file with all appropriate parties notices of change of ownership of the Assets from Seller to Buyer in accordance with the requirements under any of the Contracts; and

(l)            any other agreements provided for herein or any other documents required to be executed by Seller in order to effectuate the transactions contemplated by this Agreement, in form reasonably acceptable to Buyer.

Section 10.08         Actions of Buyer at the Closing.  At the Closing, Buyer shall execute (where applicable) and deliver to Seller, the following, all of which shall be in form and content reasonably satisfactory to Seller:

(a)           the Purchase Price, as adjusted pursuant to this Agreement, i.e. subject to the Purchase Price Adjustments on the Pre-Closing Statement, in immediately available funds pursuant to wire transfer instructions to be provided by Seller to Buyer, before the Closing Date;

(b)           take possession of the Assets;

(c)           a Closing Certificate, executed by a principal executive officer of Buyer, certifying that all of Buyer's representations and warranties are true and correct in all material respects as of the Closing Date and that Buyer has performed in all material respects all of the covenants required of it in this Agreement as of the Closing Date; and

(d)           the Assignment and any other documents or agreements provided for herein or necessary to effectuate the transactions contemplated hereby.

Section 10.09         Recordation; Further Assurances.  Promptly following the Closing, Buyer shall (i) submit the Assignment and designation of operator forms executed by Seller and Buyer to any necessary Governmental Authority for approval and (ii) cause the documents identified in Sections 10.07(a), (g) and (h) to be recorded in the appropriate conveyance and other applicable records, in the order reasonably agreed upon by the Parties.  Promptly following the filing and recording of the documents as required by the preceding sentence, Buyer shall provide Seller with photocopies of all of the filed and recorded documents.

Seller shall make the Records available to be picked up by Buyer, at Buyer’s expense, at the offices of Seller during normal business hours on the Closing Date, to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability. Seller shall have the right to retain copies of any of the Records and the rights granted under Section 19.03.

After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

ARTICLE XI
Risk of Loss

Title, possession and risk of loss with respect to the Assets shall pass from Seller to Buyer at 10:00 o'clock a.m. (CST) on the Closing Date, but effective as of the Effective Time, provided Buyer and Seller have performed their respective obligations under this Agreement and all conditions to the Closing have been fully satisfied or waived by the applicable Party.

ARTICLE XII
Covenants of Seller

Section 12.01         Consummation of Agreement.  Seller shall use reasonable good faith efforts to cause the consummation by Seller of the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement.

Section 12.02         Access.  Prior to the Closing Date, Seller shall permit Buyer and its authorized representatives full access to, and make available for, inspection, all of the Assets which are being conveyed pursuant to this Agreement, including, specifically, all of the Records, whether electronic or paper, maintained by Seller on the Wells, Leases and Subject Interests, and will permit Buyer and its authorized representatives to inspect and make copies, at Buyer’s expense, of all documents, records, and information with respect to the Assets as Buyer and its representatives may reasonably request, all for the sole purpose of permitting Buyer to become familiar with the Assets provided that, all such access and information shall be during normal business hours.

Section 12.03         Notice of Material Change.  Seller shall give prompt notice in writing to Buyer of the occurrence or non-occurrence of any event which would likely cause any representation or warranty made by Seller herein to be untrue or inaccurate in any material respect, or any covenant, condition or agreement contained herein not to be complied with or satisfied in any material respect (provided however, that any such disclosure shall not in any way be deemed to amend, modify or in any way affect the representations, warranties and covenants made by any Party in or pursuant to this Agreement).

Section 12.04        Cooperation.  Seller shall cooperate with Buyer, without incurring any substantial expense (a) in the notification of all applicable governmental regulatory agencies, oil and gas purchasers and third party operators of the transactions contemplated hereby and shall cooperate with Buyer in obtaining the issuance by each such authority of such permits, licenses, and authorizations as may be necessary for Buyer to own and operate the Wells and Leases following the consummation of the transactions contemplated by this Agreement, (b) to execute, acknowledge and deliver to Buyer such further documentation as needed after Closing as may be reasonably requested in order to more effectively assure that all the respective rights, titles and privileges intended to be assigned, delivered or inuring to the benefit of Buyer in consummation of the transactions contemplated herein are properly conveyed to Buyer, and (c) in obtaining financial information related to the Assets necessary for Buyer to produce auditable historical financial statements on the Assets.

Section 12.05         Operation of the Assets. Seller will, or, to the extent third parties operate the Assets, will take such steps as would a prudent non-operator to cause the operator to, (i) continue the routine operation of the Assets in the ordinary course of business and as would a prudent operator, (ii) operate the Assets in conformity, in all material respects, with all applicable laws, and all applicable rules, regulations and orders of all governmental agencies having jurisdiction, and in conformity, in all material respects, with the terms of the Leases and all relevant Surface Agreements, Contracts and Permits (the “Basic Documents”), (iii) fulfill, in all material respects, all obligations under such Leases or other Basic Documents, and comply, in all material respects, with all obligations under such laws, rules, regulations and orders, (iv) to the best of its knowledge, properly account to third parties for proceeds of production from the Subject Interests (to the extent that it disburses such proceeds) (including placing proceeds in suspense where appropriate in accordance with prudent industry standards) and (v) maintain the machinery, improvements, equipment and other personal property and fixtures forming a part of the Assets in at least as good condition as it is on the date of this Agreement, subject to normal wear and tear.  Where Seller is the operator of a Well or Subject Interest, Seller will (unless removed without its consent) remain the operator of such Well or Subject Interest.

Seller will not expend any funds, or make any commitments to expend funds or enter into any agreement which would obligate Seller to expend funds, or otherwise incur any other obligations or liabilities, in connection with the ownership or operation of the Assets after the Effective Date, other than routine expenses incurred in the normal operation of the existing wells on the Subject Interests and emergency expenditures.  Seller will not, without the prior written consent of Buyer, abandon, or consent to the abandonment of, any wells located on the Assets, or take any other steps which represent a substantial departure from the current operational status of the Assets.  Specifically in connection with, but not in limitation of, the foregoing, unless required for lease maintenance, to maintain a University Lands Development Unit Agreement or other instrument under which Seller holds title to any of the Assets in full force and effect, Seller will not propose the drilling of any additional wells, or propose the deepening, plugging back or reworking of any existing wells, or propose the conducting of any other operations which require consent under the applicable operating agreement, or propose the conducting of any other operations other than the normal operation of the existing wells on the Assets and emergency expenditures, or propose the abandonment of any Wells which are capable of producing in paying quantities; Seller will advise Buyer of any such proposals made by third parties, and will respond to each such proposal made by a third party in the manner requested by Buyer.  Seller shall promptly advise Buyer of any action required for lease maintenance of any of the Assets and act in the manner requested by Buyer.  Seller will promptly notify Buyer of any emergency expenditures made.

Seller will not sell, transfer or abandon any portion of the personal property forming a part of the Assets, other than the sale of hydrocarbons in the ordinary course of business and items of materials, supplies, machinery, equipment, improvements or other personal property or fixtures which are replaced with an item of equal suitability and value free of liens and security interests other than Permitted Encumbrances, which replacement item will then, for the purposes of this Agreement, become part of the Assets.

Seller will cause all undisputed expenses (including, without limitation, all bills for labor, materials and supplies used or furnished for use in connection with the Assets and all severance, production and similar taxes) and liabilities relating to the ownership or operation of the Assets, prior to the date of Closing to be promptly paid and discharged.

Seller will not, without Buyer's consent, take more, or less, of the gas produced from the wells located on any Subject Interest (or on units in which such properties participates) than Seller's ownership of such of Subject Interest would entitle Seller to take absent any gas balancing agreement or arrangement.

Section12.06          Post Closing Transition.  For a period of forty-five (45) days after the Closing, Seller and Seller's personnel shall aid and cooperate with Buyer, at Buyer's sole risk, to insure an orderly transition of the Assets and the operation thereof , and to ensure the routine operations of the Assets, including but not limited to daily well operations, transition of personnel, and the responsibility for reporting production to the State of Texas, and the payment of expenses and royalties.

ARTICLE XIII
Covenants of Buyer

Section 13.01         Consummation.  Buyer shall use its reasonable good faith efforts to cause the consummation by Buyer of the transactions contemplated by this Agreement in accordance with the terms and conditions of the Agreement.

Section 13.02         Notice of Material Change.  Buyer shall give prompt notice in writing to Seller of the occurrence or non-occurrence of any event which would likely cause any representation or warranty made by Buyer herein to be untrue or inaccurate or any covenant, condition or agreement contained herein, not to be complied with or satisfied (provided however, that any such disclosure shall not in any way be deemed to amend, modify or in any affect the representations, warranties and covenants made by any part in or pursuant to this Agreement).

Section 13.03        Confidentiality.  Seller has previously provided to Buyer and will continue to provide to Buyer certain information, in oral, written and/or electronic format, pertaining to and for Buyer’s sole purpose of evaluating the Assets for purchase by Buyer (the “Confidential Information”).  Buyer acknowledges and agrees that the Confidential Information constitutes valuable assets of Seller and that Seller desires and requires that the Confidential Information remain confidential and proprietary.

The Confidential Information will be kept confidential and shall not, unless in the opinion of counsel for Buyer disclosure is required by law or with the prior written consent of Seller, be disclosed by the Buyer or any of its directors, officers, employees, agents, representatives, affiliates, subsidiaries, related companies, or any other party related to or controlled by Buyer, in any manner whatsoever, in whole or in part, to third parties not described below and shall not be used by Buyer, or any of its directors, officers, employees, agents, representatives, affiliates, subsidiaries, related companies, or any other party related to or controlled by Buyer, other than in connection with the transaction described in this Agreement.  Moreover, Buyer agrees that the Confidential Information will be revealed only to its lenders, officers, directors, employees, agents, representatives, affiliates, subsidiaries and related companies who need to know the Confidential Information for the purpose of evaluating the transaction described in this Agreement, all of whom will be informed by Buyer of the confidential nature of the Confidential Information and all of whom will be required by Buyer to refrain from using any Confidential Information for their own use.

The terms of this Agreement shall not apply to any Confidential Information which (a) is or becomes generally available to the public, other than as a result of a disclosure by Buyer, or (b) is or becomes available to Buyer on a non-confidential basis from a source which is not known to Buyer to be prohibited from disclosing such information to Buyer by a legal, contractual or fiduciary obligation to Seller.

All Confidential Information which comes into Buyer’s possession and control or acknowledged to be the property of Seller will be promptly surrendered to Seller upon the termination of this Agreement pursuant to Section 16.01.  Additionally, Buyer will likewise promptly destroy all electronic Confidential Information and all copies, summaries and notes regarding any Confidential Information which are made by Buyer in connection with this Agreement and will subsequently represent to Seller that such has been destroyed.  After the termination of this Agreement, Buyer shall make no further use of any Confidential Information.  This will apply regardless of the reasons for or circumstances surrounding such expiration or termination.

The provisions of this Section 13.03 shall terminate and be of no further force and effect upon Closing.

ARTICLE XIV
Good Will

The Parties agree that the portion of the Purchase Price to be allocated to good will for purposes of this transaction is One Hundred Dollars ($100.00), and no further amount will be allocated or claimed with respect thereto by any Party hereto.  The Parties acknowledge and agree to the tax consequences of this allocation and agree to report the tax consequences arising therefrom in accordance with the allocation of only One Hundred Dollars ($100.00) to this Section and the restrictions contained herein.

ARTICLE XV
Arbitration

If any matter is required to be arbitrated pursuant to the terms and conditions of this Agreement, such arbitration shall be conducted in the manner set forth in this Article:

Section 15.01         Selection of Arbitrator.  The Parties shall jointly select a mutually acceptable person as the sole arbitrator under this Agreement ("Arbitrator").  The Arbitrator shall be selected by the Parties, (acting reasonably and in good faith) within ten (10) days following the receipt of the notice of any demand made for arbitration pursuant to the terms of this Agreement by any Party hereto, and shall be a person who is independent, impartial, and knowledgeable in the subject matter and substantive laws as to the subject of the arbitration.  Each Party shall bear its own costs and expenses incurred in connection with any such proceeding, and one-half (1/2) of the costs and expenses of the Arbitrator.  If the Parties are unable to select a Arbitrator pursuant to the foregoing procedure, then they shall submit the matter to the American Arbitration Association ("AAA") and ask that the AAA designate an Arbitrator who satisfies the foregoing qualifications within ten (10) days after such request is made by them to AAA.

Section 15.02         Place of Hearing.  Any arbitration hearing shall be held at a place in Houston, Texas, acceptable to the Arbitrator.

Section 15.03         Rules of Arbitration.  The Arbitrator shall settle any disputes in accordance with procedures and rules mutually agreed upon by the Parties and failing such agreement, in accordance with the rules or procedures for non-administered arbitration set forth in the Commercial Arbitration Rules of the AAA in effect at the time of the arbitration.  The Arbitrator shall resolve the dispute in accordance with the governing law selected by the Parties in Section 19.10 below, and shall be instructed by the Parties to resolve such dispute as soon as reasonably practicable, in light of the circumstances, utilizing the terms and provisions of this Agreement with respect to Title and Environmental Matters as guidance and direction for such decisions, and to conduct such arbitration in the time and manner provided for in Section 15.04, below.  The decision and award of the Arbitrator shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by applicable law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.  Seller and Buyer, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases to the Arbitrator.

Section 15.04         Time of the Arbitration Procedure.  The arbitration shall commence within ten (10) days after the Arbitrator is selected as set forth in Section 15.01, above, unless the Parties and the Arbitrator shall agree to some other commencement date.  The hearing shall not last more than two (2) days with each Party being allowed the maximum of one (1) day for presentation of their evidence.  In fulfilling its duties hereunder, the Arbitrator shall be bound by the terms of this Agreement.  In fulfilling any of its arbitration duties, the Arbitrator may also consider such other matters which, in the opinion of the Arbitrator, are necessary or helpful to make a proper evaluation of the matter disputed.  Additionally, the Arbitrator may consult with and engage, as a part of the Arbitrator's expenses, disinterested third parties, including, without limitation, petroleum engineers, geologists, attorneys, and consultants to advise the Arbitrator or to the resolution of the subject matter of the arbitration.  If any Arbitrator selected hereunder should die, resign or be unable to perform his duties hereunder, a replacement Arbitrator shall be mutually selected by the Parties or, absent mutual agreement, by the AAA in the foregoing manner.  The aforesaid procedure shall be followed from time to time as necessary.

Section 15.05         Decision.  The Arbitrator shall be instructed to use his reasonable best efforts to deliver his final decision within ten (10) days of the conclusion of the arbitration hearing.

ARTICLE XVI
Termination

Section 16.01         Right of Termination.  This Agreement may be terminated at any time at or prior to the Closing:

(a)           by Seller or Buyer if the aggregate Purchase Price Adjustment necessitated by the Title Defects and Environmental Defects determined pursuant to Article IV and in the manner provided in Section 10.03, above, exceed ten percent (10%) of the aggregate Purchase Price;

(b)           by mutual written consent of the Parties;

(c)           by Seller on the Closing Date if the conditions set forth in Article VIII have not been satisfied in all material respects by Buyer or waived by Seller in writing by the Closing Date;

(d)           by Buyer on the Closing Date if the conditions set forth in Article IX have not been satisfied in all material respects by Seller or waived by Buyer in writing by the Closing Date;

(e)           by any Party if any Governmental Authority shall have issued a final and non-appealable order, judgment or decree or taken any other final and non-appealable action challenging, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein; or

(f)           as otherwise provided herein; provided, however, that a Party shall not have the right to terminate this Agreement pursuant to clause (a), (c) or (d) above if such Party is at such time in material breach of any provision of this Agreement, or such Party instigates a proceeding of the nature described in Sections 8.03 and 9.03.

Section 16.02         Effect of Termination.  In the event of the termination of this Agreement by Seller pursuant to Section 16.01(c) hereof due to Buyer's failure to meet a condition of Closing, Seller may terminate this Agreement and retain the Earnest Money Deposit and any accrued interest thereon as its sole remedy.  Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) that the Earnest Money Deposit and any accrued interest thereon is a reasonable estimate of such actual damages, and (iii) such liquidated damages do not constitute a penalty.  In the event Buyer terminates this Agreement pursuant to Section 16.01(d) hereof due to Seller's failure to meet a condition of Closing, Buyer may pursue its rights and remedies against Seller for Seller’s breach of this Agreement and the Earnest Money Deposit, with accrued interest.  In the event of the termination of this Agreement pursuant to either Section 16.01 (a), (b), (e) or (f) hereof, the termination shall be without penalty and the Parties shall have no further obligations to, nor rights against, one another, except that Seller shall return the Earnest Money Deposit to Buyer, with accrued interest.  Notwithstanding the preceding sentence, in the event of the termination of this Agreement for any reason, such termination shall not relieve Buyer of its indemnity obligations under Section 4.07, its confidentiality obligations under Section 13.03 or its obligations under Section 16.03.

Section 16.03         Return of Documentation.  Upon termination of this Agreement, Buyer shall promptly return to Seller all title, geological data, reports, contracts, and maps and other information furnished by Seller to Buyer and destroy or return all copies thereof.

ARTICLE XVII
Assumption and Indemnification

Section 17.01         Seller’s Retained Obligations.  Provided that the Closing occurs, Seller shall retain the following (to the extent Buyer has provided Seller with written notice claiming indemnification therefor within one (1) year of the Closing pursuant to Section 17.07 and/or Seller had actual notice thereof during such period, and not thereafter): (a) all Claims and Liabilities of Seller for the payment or improper payment of royalties, rentals and other similar payments by Seller under the Leases relating to the Subject Interests accruing during the period prior to the Effective Time; (b) all Liability of Seller to third parties for personal injury or death to the extent occurring prior to the Effective Time as a result of the operation of the Assets by Seller or its affiliates; (c) all Liability of Seller for ad valorem, property, severance and similar taxes attributable to the period of time prior to the Effective Time under Section 10.06; and (d) all Liability for any contamination or condition that is the result of any off-site disposal by Seller or its affiliates of any wastes, pollutants, contaminants, hazardous material or other material or substances on, in or below any properties included in the Assets prior to the Effective Time, for which, and to the extent, that remediation of such contamination or condition is required by any Environmental Law (collectively, the “Retained Obligations”).

Section 17.02         Buyer’s Assumed Obligations.  Provided that the Closing occurs, Buyer hereby assumes all duties, obligations, Claims and Liabilities of every kind and character with respect to the Assets or the ownership or operation thereof (other than the Retained Obligations), whether attributable to periods before or after the Effective Time, including, without limitation, those arising out of (a) the terms of the Surface Agreements, Contracts, Leases or Subject Interests comprising part of the Assets, (b) Gas Imbalances, (c) suspense accounts, (d) ad valorem, property, severance and other similar taxes or assessments based upon or measured by the ownership of the Assets or the production therefrom, (e) the condition of the Assets, regardless of whether such condition arose before or after the Effective Time, (f) obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines and other facilities, equipment or other personal property or fixtures comprising part of the Assets, (g) obligations to restore the surface of the Assets and obligations to bring the Assets into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Assets), regardless of whether such obligations or conditions or events giving rise to such obligations, arose, occurred or accrued before or after the Effective Time, (h) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement, (i) alleged Title Defects and Environmental Defects that are deemed to constitute Assumed Obligations under Article IV, and (j) the obligations and liabilities described in Section 17.01 to the extent Buyer does not provide Seller with written notice claiming indemnification therefor within one (1) year of the Closing or Seller does not have actual notice of prior to such date (collectively, the “Assumed Obligations”).

Section 17.03         Definition of Claims and Liabilities.  The term “Claims” means any and all direct or indirect, demands, claims, notices of violation, notices of probable violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, costs, and expenses (including costs and expenses of operating the Assets) of any kind or character (whether or not asserted prior to Closing, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or other legal theory), including penalties and interest on any amount payable as a result of any of the foregoing, any reasonable legal or other costs and expenses incurred in connection with investigating or defending any Claim, and all amounts paid in settlement of Claims. Without limiting the generality of the foregoing, the term “Claims” specifically includes any and all Claims arising from, attributable to or incurred in connection with any (a) breach of contract, (b) loss or damage to property, injury to or death of persons, and other tortuous injury and (c) violations of applicable laws, rules, regulations, orders, including Environmental Laws, or any other legal right or duty actionable at law or equity. The term, “Liability or Liabilities” shall mean collectively, all damages, (including consequential and punitive damages), including those for personal injury, death, or damage or destruction to personal or real property (both surface and subsurface), costs for remediation, restoration, or clean up of contamination, whether the injury, death, or damage occurred or occurs on or off any of the Subject Interests by migration, disposal, or otherwise; losses; fines; penalties, expenses; costs to remove or modify Facilities on or under the Subject Interests; plugging liabilities for all Wells; reasonable attorneys' fees; court and other costs incurred in defending a Claim; liens; and judgments; in each instance, whether these damages and other costs are foreseeable or unforeseeable.

Section 17.04         Application of Indemnities.  All indemnities set forth in this Agreement extend to the affiliates, partners, directors, employees, agents, representatives, members, shareholders, subsidiaries, heirs, successors and assigns of the indemnified party. The indemnities set forth in this Agreement do not extend to any part of an indemnified Claim that is the result of the gross negligence, willful misconduct or fraud of the indemnified party.

NEITHER BUYER NOR SELLER SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY, RESPECTIVELY, AND EACH PARTY RELEASES THE OTHER PARTY FROM AND WAIVES, ANY LIABILITIES ARISING UNDER THIS AGREEMENT BY REASON OF THE BREACH THEREOF, OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, ANY AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES SUFFERED BY SUCH PARTY. BUYER AND SELLER WAIVE, AND RELEASE EACH OTHER FROM ANY RIGHT TO RECOVER PUNITIVE, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR EXEMPLARY DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO ANY BREACH.. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT IS CONSPICUOUS.

The indemnities of the indemnifying Party in this Agreement do not cover or include any amounts that the indemnified party may legally recoup from other third party owners under applicable joint operating agreements or other agreements, and for which the indemnified party is reimbursed by any third party. The indemnifying Party will pay all costs incurred by the indemnified party in obtaining reimbursement from third parties. There will be no upward or downward adjustment in the Purchase Price as a result of any matter for which Buyer or Seller is indemnified under this Agreement. If it is judicially determined that any provision of this indemnity is found to be in violation of state or federal law, such that the violation would render the entire Agreement void and unenforceable, said provision shall be amended automatically to comply with said law.  In the event that such provision cannot be amended to comply with said law, the provision shall be disregarded, and the validity and enforceability of the remaining provisions shall not be affected.

Section 17.05         Buyer's Indemnity.  PROVIDED THAT THE CLOSING OCCURS, BUYER SHALL INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LIABILITIES CAUSED BY, RESULTING FROM OR INCIDENTAL TO THE ASSUMED OBLIGATIONS, AND ANY CLAIMS AND LIABILITIES CAUSED BY, RESULTING FROM OR ATTRIBUTABLE TO (A) ANY INACCURACY OF ANY REPRESENTATION OR WARRANTY OF BUYER SET FORTH IN THIS AGREEMENT, (B) ANY BREACH OF, OR FAILURE TO PERFORM OR SATISFY, ANY OF THE COVENANTS AND OBLIGATIONS OF BUYER HEREUNDER, AND (C) ANY MATTER ARISING OR RESULTING FROM BUYER'S OWNERSHIP AND OPERATION OF THE ASSETS AFTER THE EFFECTIVE TIME.

Subject 17.06         Seller's Indemnity.  PROVIDED THAT THE CLOSING OCCURS AND SUBJECT TO SECTION 17.08, SELLER SHALL INDEMNIFY, DEFEND AND HOLD BUYER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LIABILITIES CAUSED BY, RESULTING FROM OR INCIDENTAL TO THE RETAINED OBLIGATIONS, AND ANY CLAIMS AND LIABILITIES CAUSED BY OR RESULTING FROM (A) ANY INACCURACY OF ANY REPRESENTATION OR WARRANTY OF SELLER SET FORTH IN THIS AGREEMENT THAT SURVIVES THE CLOSING, EXCEPT FOR THOSE WHICH ARE WAIVED BY OR DEEMED WAIVED BY BUYER PURSUANT TO THE TERMS IF THIS AGREEMENT OR WHICH CONSTITUTE PERMITTED ENCUMBRANCES AND/OR ASSUMED OBLIGATIONS, (B) ANY BREACH OF, OR FAILURE TO PERFORM OR SATISFY, ANY OF THE COVENANTS AND OBLIGATIONS OF SELLER HEREUNDER WHICH ARE TO BE PERFORMED AFTER THE CLOSING.

Section 17.07         Notices and Defense of Indemnified Claims.  Each Party shall immediately notify the other Party of any Claim of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement. The indemnifying Party shall be obligated to defend, at the indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any Claim for which the indemnifying Party has agreed to indemnify and hold the indemnified Party harmless under this Agreement. However, the indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such Claim and may retain its own separate counsel to do so at its own sole cost and expense.

Section 17.08         Indemnity Limits.  Notwithstanding anything to the contrary contained herein, (a) Seller’s indemnification obligation under Section 17.06 shall only apply if Buyer has provided Seller with written notice claiming indemnification within one (1) year after the Closing, and (b) Buyer shall bear sole responsibility for the aggregate costs associated with all Claims and Liabilities for which Seller has indemnified Buyer up to a deductible percentage of two percent (2%) of the Purchase Price.  By the prior sentence, it is the intent that Seller shall only be obligated to provide indemnity to the extent such Claims and Liabilities exceed the deductible percentage of two percent (2%) of the Purchase Price.  In no event shall Seller be required to indemnify Buyer for any amount or to pay any other amount in connection with or with respect to the transactions contemplated in this Agreement exceeding in the aggregate twenty percent (20%) of the Purchase Price.  In no event shall Buyer be required to indemnify Seller for any amount or pay any other amount in connection with the transactions contemplated in this Agreement exceeding in the aggregate twenty (20%) percent of the Purchase Price.

Section 17.09        Survival.  The representations and warranties of Seller set forth in Sections 5.01(a) through 5.01(f) shall survive the Closing for a period of one (1) year.  The representations of Seller set forth in Sections 5.01(g) through 5.01(s) shall terminate as of the Closing.  All other representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing indefinitely; provided however that (i) any covenants and agreements of Seller or Buyer that are to be performed prior to or at the Closing shall terminate upon the Closing, and (ii) nothing herein shall extend the one (1) year period after Closing in which Buyer may send written notice claiming indemnification under Section 17.07 and Buyer thereafter expressly waives all other rights to make any claim against Seller in accordance with Section 17.07.  The obligations and covenants of Buyer under this Agreement that survive the Closing shall be deemed covenants running with the land.

Section 17.10         Exclusive Remedy.  The terms and provisions of this Article XVII, and Article IV, as applicable, and Article VII shall be the sole and exclusive remedy of each of the Parties indemnified hereunder with respect to the representations, warranties, covenants and agreements of the Parties set forth in this Agreement and the other documents executed and delivered hereunder.

Section 17.11         Defenses and Counterclaims. Each Party that is required to assume any obligation or liability of the other Party pursuant to this Agreement or that is required to defend, indemnify or hold the other Party harmless hereunder shall, notwithstanding any other provision hereof to the contrary, be entitled to the use and benefit of all defenses (legal and equitable) and counterclaims of such other Party in defense of third party Claims arising out of any such assumption or indemnification.

ARTICLE XVIII
Disclaimers; Casualty Loss and Condemnation

Section 18.01         Disclaimers of Representations and Warranties.The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS AND (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN,  AND (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAWS, RULES, STATUTES, REGULATIONS, ORDERS OR DECREES, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE ASSETS, INCLUDING ALL PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS, SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH ASSETS AS BUYER DEEMS APPROPRIATE. BUYER EXPRESSLY AGREES THAT IT HAS INSPECTED OR WAIVES THE RIGHT TO INSPECT THE ASSETS, INCLUDING BUT NOT LIMITED TO THE LEASES AND LANDS COVERED THEREBY, AND THE PERSONAL PROPERTY, EQUIPMENT IMPROVEMENTS, FIXTURES AND APPURTENANCES ASSOCIATED WITH THE ASSETS FOR ALL PURPOSES AND HAS SATISFIED ITSELF AS TO ITS PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING, BUT NOT LIMITED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OR OTHER MANMADE FIBERS OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”) IN, ON, UNDER OR ASSOCIATED WITH THE ASSETS INCLUDING BUT NOT LIMITED TO THE LEASES AND LANDS COVERED THEREBY OR LOCATED ON THE PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED HEREIN.  BUYER IS RELYING SOLELY ON ITS OWN INSPECTION OF THE PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED HEREIN AND BUYER ACCEPTS ALL OF THE SAME “AS IS, WHERE IS, WITH ALL FAULTS.”  SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAWS, RULES, STATUTES, REGULATIONS, ORDERS OR DECREES RULE OR ORDER.

Section 18.02        NORM.  BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT AND OTHER ASSETS. THE ASSETS SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS, AND A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE ASSETS BY REASON THEREOF. THEREFORE, BUYER MAY NEED TO FOLLOW SAFETY PROCEDURES WHEN HANDLING THE EQUIPMENT AND OTHER ASSETS.

Section 18.03         Casualty Loss; Condemnation.

(a)           Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets  from the date of this Agreement until and after the Closing Date, including with respect to the depletion of Hydrocarbons, the watering-out of any well, the collapse of casing, sand infiltration of wells, and the depreciation and/or deterioration of personal property.

(b)           If prior to the Closing Date, the Assets, having an aggregate value constituting less than ten percent (10%) of the Purchase Price shall be damaged or destroyed by fire or other casualty, or shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such damage, destruction, taking or proceeding, or the threat thereof to that amount of Assets, and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such damage, destruction or taking in that amount without any reduction of the Purchase Price.

(c)           In the event of any loss described in Section 18.03(b), at the Closing Seller shall pay to Buyer all sums paid to Seller by third parties by reason of the damage, destruction or taking of such Assets (up to the Allocated Value thereof) and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such damage, destruction or taking (up to the Allocated Value thereof). Notwithstanding anything to the contrary in this Section 18.03, Seller shall not be obligated to carry or maintain any insurance coverage with respect to any of the Assets other than as required under any applicable operating agreements affecting such Assets.

Section 18.04        Deceptive Trade Practice Act.  BUYER EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON’S TEXAS CODE ANNOTATED BUSINESS AND COMMERCE CODE (THE “DECEPTIVE TRADE PRACTICES ACT”).

ARTICLE XIX
Miscellaneous

Section 19.01         Names.  As soon as reasonably possible after the Closing, but in no event later than forty five (45) days after the Closing, Buyer shall remove the names of Seller and its affiliates, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to place the title or other indicia or responsibility of ownership in a name other than the name of the Seller or any of its affiliates, or any variations thereof.

Section 19.02         Expenses.  Each Party shall be solely responsible for all expenses, including due diligence expenses, attorney, and accounting fees, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for any such expenses from the other Party, unless the other Party materially breaches the terms and conditions of this Agreement.

Section 19.03         Document Retention.  As used in this Section 19.03, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including financial and tax accounting records; land, title and division order files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than five (5) years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of any of the Documents at its expense.

Section 19.04         Entire Agreement.  This Agreement, the documents to be executed and delivered hereunder, and the Exhibits, Schedules and Appendices attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by each of the Parties and specifically referencing this Agreement.

Section 19.05         Waiver.  Any waiver must be in writing executed by the waiving Party and no waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 19.06         Publicity.  Seller and Buyer shall consult with each other with regard to all publicity and other releases concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any Governmental Authority or stock exchange, neither Party shall issue any such publicity or other release without the prior written consent of the other Party hereto, such consent not to be unreasonably withheld.

Section 19.07         Construction.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 19.08         No Third Party Beneficiaries.  Except as provided in Sections 17.08 and 17.09, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third party beneficiary contract.

Section 19.09        Assignment.  Except as provided in Section 2.04, neither Party may assign or delegate any of its rights or duties under this Agreement without the prior written consent of the other Party.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 19.10         Governing Law; Venue; Jury Waiver.  THIS AGREEMENT, THE OTHER DOCUMENTS DELIVERED PURSUANT HERETO, AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF THIS AGREEMENT AND SUCH OTHER DOCUMENTS TO THE LAWS OF ANOTHER JURISDICTION.  ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT.  ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN HOUSTON, HARRIS COUNTY, TEXAS.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 19.11         Notices.  Any notice, communication, request, instruction or other document required or permitted hereunder (including notices of Title Defects or Environmental Defects) shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, or by reliable overnight courier service, or facsimile transmission to the addresses of Seller and Buyer set forth below. Any such notice shall be effective and deemed given only upon receipt.

Seller:	Ambrose Energy I, Ltd.
Douglass C. Robison
6 Desta Drive, Suite 2800
Midland, Texas 79705
Phone:  (432) 686-8080
Fax:  (432) 686-8087

Buyer:	Callon Petroleum Operating Company
P. O. Box 1287
Natchez, MS   29120
ATTENTION:  Ms. Dee Newman
Phone: 601-442-1601
Fax: 601-446-1434

Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 19.12         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 19.13         Interpretation.  This Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties, and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply.

A defined term has its defined meaning throughout this Agreement and Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

If there is any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of any Appendix, Exhibit or Schedule hereto, the provisions of this Agreement shall take precedence. If there is any conflict between the provisions of any of the Assignments or other transaction documents attached to this Agreement as an Exhibit and the provisions of any Assignment and other transaction documents actually executed by the Parties, the provisions of this Agreement shall take precedence.

The Exhibits and Schedules referred to herein are hereby incorporated and made a part of this Agreement for all purposes by such reference.

The omission of certain provisions of this Agreement from the Assignments does not constitute a conflict or inconsistency between this Agreement and the Assignments, and will not effect a merger of the omitted provisions. To the fullest extent permitted by law, all provisions of this Agreement are hereby deemed incorporated into the Assignments by reference.

The word “includes” and its derivatives means “includes, but not limited to” and corresponding derivative meanings.

The Article, Section, Exhibit and Schedules references in this Agreement refer to the Articles, Sections, Exhibits and Schedules of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

The plural shall be deemed to include the singular, and vice versa.

Section 19.14         Time of the Essence.  Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 19.15        Facsimile; Counterpart Execution.  This Agreement may be executed by facsimile and in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all of such Parties execute the same counterpart.  If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 19.16         Enforcement of the Agreement.  The Parties agree that they will be irreparably damaged if any of the provisions of this Agreement are not fully performed by the other Party hereto, in accordance with their specific terms, or are otherwise breached.  It is accordingly agreed that the Parties shall be entitled to obtain equitable relief in the form of an injunction or injunctions to prevent breach of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to, and cumulative of, any other remedy to which they may then be entitled to seek, whether at law or in equity.

Section 19.17         Prevailing Party.  Should either the Buyer or the Seller employ an attorney or attorneys to enforce any of the terms and conditions hereof, or to protect any right, title or interest created or evidenced hereto, in any state or federal court, the non-prevailing party in any action pursued in courts of competent jurisdiction shall pay to the prevailing party all reasonable costs, damages and expenses, including reasonable attorneys' fees, expended or incurred by the prevailing party.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

BUYER

CALLON PETROLEUM OPERATING COMPANY

By:	/s/ Steven B. Hinchman

Name:	Steven B. Hinchman

Title:	Executive Vice President and

Chief Operating Officer

SELLER

AMBROSE ENERGY I, LTD.

By:	SAINT AMBROSE ENERGY, LLC
its sole GENERAL PARTNER

By:	/s/ Douglass C. Robison

Name:	Douglass C. Robison

Title:	Manager